Exhibit 99.2

MODEM MEDIA, INC.

MODEM MEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)
(unaudited)

	March 31, 2004	December 31, 2003

ASSETS
Current assets:
Cash and cash equivalents	$36,549	$56,095
Marketable securities	20,416	—
Accounts receivable, net of bad debt reserve of $157 and $162, respectively	10,760	15,352
Unbilled revenues	2,871	853
Deferred income taxes	3,634	3,371
Prepaid expenses and other current assets	1,715	2,717

Total current assets	75,945	78,388
Noncurrent assets:
Property and equipment, net	6,901	7,308
Goodwill	43,156	43,156
Deferred income taxes	12,603	12,694
Other assets	1,408	1,389

Total noncurrent assets	64,068	64,547

Total assets	$140,013	$142,935

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,217	$1,388
Pre-billed media	11,476	12,508
Deferred revenues	2,689	4,809
Accrued restructuring	3,122	2,974
Accrued expenses and other current liabilities	4,683	6,325

Total current liabilities	23,187	28,004
Noncurrent liabilities:
Accrued restructuring	12,330	13,173
Other liabilities	1,060	1,109
Stockholders’ equity:
Common stock, $.001 par value—145,000,000 shares authorized, 27,203,295 and 26,705,359 issued, respectively	27	27
Preferred stock, $.001 par value—5,000,000 shares authorized, none issued and outstanding	—	—
Paid-in capital	196,858	194,310
Deferred compensation	(336)	(202)
Accumulated deficit	(91,088)	(91,826)
Treasury stock, 324,902 and 264,522 shares of common stock, respectively, at cost	(1,701)	(1,351)
Accumulated other comprehensive loss	(324)	(309)

Total stockholders’ equity	103,436	100,649

Total liabilities and stockholders’ equity	$140,013	$142,935

The accompanying notes are an integral part of these consolidated financial statements.

MODEM MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,

	2004	2003

Revenues	$15,213	$14,250
Cost of revenues	8,084	7,575

Gross profit	7,129	6,675
Operating expenses:
Selling, general and administrative	5,357	4,753
Depreciation and amortization	529	922

Total operating expenses	5,886	5,675

Operating income	1,243	1,000
Interest income	155	142
Other expense, net	(154)	(170)

Income from continuing operations before income taxes	1,244	972
Provision for income taxes	425	319

Income from continuing operations	819	653

Discontinued operations:
Loss from discontinued operations	(81)	(52)

Net income	$738	$601

Basic and diluted per share data:*
Income from continuing operations	$0.03	$0.03
Loss from discontinued operations	—	—

Net income	$0.03	$0.02

Weighted-average number of common shares outstanding:
Basic	26,585	25,967

Diluted	28,197	26,107

* Numbers may not add due to rounding.

The accompanying notes are an integral part of these consolidated financial statements.

MODEM MEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
(unaudited)

	Three Months Ended March 31,

	2004	2003

Cash flows from operating activities:
Net income	$738	$601
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	538	931
Non-cash income taxes	(172)	224
Amortization of deferred compensation	99	53
Other, net	—	(4)
Changes in assets and liabilities:
Accounts receivable	4,567	546
Unbilled revenues	(2,018)	(1,469)
Prepaid expenses and other assets	(390)	422
Tax benefit from exercise of stock options	416	—
Accounts payable, accrued expenses and other liabilities	(1,827)	(3,695)
Pre-billed media	(1,032)	(1,772)
Deferred revenues	(2,135)	50
Accrued restructuring	(731)	(632)

Net cash used in operating activities	(1,947)	(4,745)

Cash flows from investing activities:
Purchases of property and equipment, net of disposals	(132)	(94)
Purchases of marketable securities	(20,416)	—
Restricted cash	1,333	—
Collection of notes receivable	22	578

Net cash (used in) provided by investing activities	(19,193)	484

Cash flows from financing activities:
Purchases of treasury stock	(350)	(94)
Payments of notes payable and capital lease obligations	(50)	(122)
Exercises of stock options and purchases under employee stock purchase plan	1,897	54

Net cash provided by (used in) financing activities	1,497	(162)

Effect of exchange rates on cash and cash equivalents	97	(8)
Net decrease in cash and cash equivalents	(19,546)	(4,431)
Cash and cash equivalents, beginning of the period	56,095	49,312

Cash and cash equivalents, end of the period	$36,549	$44,881

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1. Basis of Presentation and Summary of Significant Accounting Policies

Nature of Operations—Modem Media, Inc. (the “Company”) is an interactive marketing strategy and services firm. The Company is a marketing partner to some of the world’s leading companies and uses digital marketing and technologies to help their clients realize greater value from their most vital asset—their customers. The Company leverages its experience in marketing and business strategy, database marketing, creative design and technology development to address the unique business objectives, challenges and opportunities of each of its client companies. Headquartered in Norwalk, Connecticut, the Company maintains offices in San Francisco and London.

Basis of Presentation—The accompanying unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. The consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the Company’s financial position and results of operations. The operating results for the three months ended March 31, 2004 and 2003 are not necessarily indicative of the results to be expected for any other interim period or any future year. These consolidated financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2003 and notes thereto included in this Current Report on Form 8-K.

Discontinued Operations—In April 2004, the Company announced its decision to close its office in São Paolo, Brazil, due to adverse market conditions and lower revenues. Operations of this office ceased in the second quarter of 2004 and as a result, in accordance with Statement of Financial Accounting Standard No. 144 (“SFAS No. 144”), Accounting for the Impairment or Disposal of Long-Lived Assets, the results of these operations have been reclassified and are separately presented for all reporting periods as discontinued operations. Revenues from discontinued operations were $0.1 million and $0.2 million for the three months ended March 31, 2004 and 2003, respectively.

Principles of Consolidation—The accompanying consolidated financial statements include all of the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications—Certain reclassifications have been made in the prior period consolidated financial statements to conform to the current period presentation.

Revenue Recognition and Billing—The Company recognizes revenues as services are rendered in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB No. 104”). For the three months ended March 31, 2004 and 2003, approximately 90% of its fee-based revenues were derived from fixed-fee and retainer-based assignments. Unbilled revenues represent labor costs incurred and estimated earnings in excess of billings and production and other client-reimbursable out-of-pocket costs incurred in excess of billings. Amounts billed to clients in excess of revenues recognized to date are classified as deferred revenues. Clients hire the Company on a fixed-fee, retainer or time-and-materials basis. The Company reassesses its estimated costs on fixed-fee engagements periodically and, as needed, for specific engagements. Losses, which have not been material, are accrued to the extent that costs incurred and anticipated costs to complete engagements exceed total anticipated billings. Provisions for losses on uncompleted fixed-fee contracts, if any, are recognized in the period in which such losses are determined. The cost of online media and email campaigns purchased by the Company for its clients is not included in revenue because the Company acts as an agent on behalf of its clients.

In accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-14, Income Statement Characterization of Reimbursements Received for Out-Of-Pocket Expenses Incurred (“EITF 01-14”), the Company reports reimbursable pass-through expenses as a component of revenues and cost of revenues. This component of revenue was less than 3% of total revenues for all periods presented.

Business Concentrations and Credit Risk—The Company had revenues from Delta Air Lines, IBM, General Motors and Hewlett Packard representing 21%, 13%, 13% and 10% of revenues, respectively, for the three months ended March 31, 2004. The Company had revenues from Delta Air Lines and General Motors representing 27% and 22% of revenues, respectively, for the three months ended March 31, 2003. The Company generally does not require its clients to provide collateral. Additionally, the Company is subject to a concentration of credit risk with respect to its accounts receivable. The Company had four clients accounting for 24%, 13%, 12% and 11% of total gross accounts receivable as of March 31, 2004. The Company had four clients accounting for 32%, 26%, 16% and 16% of total gross accounts receivable as of December 31, 2003. Delta Air Lines, which represented 24% of the total gross accounts receivable as of March 31, 2004, has stated in its periodic report on Form 10-Q filed with the SEC on May 10, 2004, that if it cannot achieve a competitive cost structure, regain sustained profitability and access the capital markets on acceptable terms, it will need to pursue alternative courses of action intended to make Delta Air Lines viable for the long-term, including the possibility of seeking to restructure its costs under Chapter 11 of the U.S. Bankruptcy Code. The Company continues to monitor this situation and has taken steps to minimize the financial risk to the Company in case of the further deterioration of the financial condition of Delta and the filing of bankruptcy under Chapter 11.

Income Taxes—The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards (“SFAS”) SFAS No. 109, Accounting for Income Taxes. In accordance with such standard, the provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial statement purposes. Deferred income tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effects of changes in tax rates on deferred income tax assets and liabilities are recognized in the period that includes the enactment date.

Stock-Based Compensation—The Company follows the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 encourages, but does not require, companies to record compensation expense for stock-based employee compensation plans at fair value. The Company has elected to continue to account for stock-based compensation to employees using the intrinsic value method presented in Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees and related interpretations. Accordingly, the compensation cost of stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of grant over the exercise price and is charged to operations either when earned or over the vesting period. Income tax benefits attributable to stock options exercised are credited to paid-in capital.

If compensation expense for stock options awarded under the Company’s plans were to have been determined in accordance with SFAS No. 123, the Company’s pro forma net income (loss) and pro forma net income (loss) per share would have been as follows:

	Three Months Ended March 31,

	(Restated)
	2004	2003

	(in thousands, except per share data)
Net income as reported	$738	$601
Stock–based compensation recorded, net of tax	58	32

Sub total	796	633
Stock-based compensation expense determined under SFAS 123, net of tax	326	715

Pro forma net income (loss)	$470	$(82)

Net income (loss) per share:
Basic and diluted income per share, as reported	$0.03	$0.02

Basic and diluted income (loss) per share, pro forma	$0.02	$(0.00)

The effects of applying SFAS No. 123 in the pro forma net income (loss) disclosures above are not likely to be representative of the effects on pro forma disclosures of future years. During the process of calculating the pro forma stock-based compensation expense for stock options for the second quarter of 2004, the Company determined there was an error in the calculation of such expense in the first quarter of 2004. Due to the correction of the error, the pro forma stock-based compensation expense for the first quarter of 2004 decreased by approximately $0.4 million from what was previously disclosed for that quarter and has been properly restated above.

During the first quarter of 2004, as a partial payment of bonuses under the Company’s management incentive plan, the Company issued approximately 29,000 shares of restricted stock and 3,500 stock options to purchase its common stock to certain management employees at $8.00 per share, the fair market value of the Company’s common stock on the date of grant, and a weighted average exercise price of $2.53 per stock option, respectively. The Company recorded deferred compensation expense of approximately $0.2 million relating to the restricted stock, which represents the difference between the cost of the stock to the employee and the fair market value of the Company’s common stock on the date of grant. In addition, the Company recorded deferred compensation expense of $0.02 million relating to the stock options, which represents the difference between the exercise price and the fair market value of the Company’s common stock on the date of grant. These amounts will be amortized on a straight-line basis over the vesting period, which ends on December 31, 2005. The Company has amortized approximately $0.03 million of deferred compensation during the three months ended March 31, 2004 related to the restricted stock and stock options.

On January 1, 2004, the Company modified the terms of an outstanding stock option award for a key executive who became a consultant with the Company. The fair value of unvested outstanding stock options were remeasured on March 31, 2004 and will be remeasured at each balance sheet date until the stock options vest on December 31, 2004. The Company will recognize compensation expense for the fair value of the unvested stock options over the remaining vesting period. For the quarter ended March 31, 2004, $0.03 million was recorded as compensation expense.

During the first quarter of 2003, as a partial payment of bonuses under the Company’s management incentive plan, the Company issued approximately 244,000 stock options to purchase its common stock to certain management employees at an exercise price of $0.58 per share. The Company recorded deferred compensation expense of approximately $0.4 million relating to these stock options, which represents the difference between the exercise price and the fair market value of the Company’s common stock on the date of grant. This balance will be amortized on a straight-line basis over the vesting period, which ends on December 31, 2004. The Company has amortized approximately $0.05 million and $0.1 million of deferred compensation during the three months ended March 31, 2004 and 2003, respectively, related to these options.

In connection with the transfer to True North Communications, Inc. (“True North”) of the non-strategic digital interactive marketing operations by the Company in 1998, True North agreed to satisfy options to purchase up to an aggregate of 281,010 shares of the Company’s common stock held by employees of such operations, as well as options to purchase an aggregate of 298,022 shares of the Company’s Common stock held by former employees of the Poppe Tyson Strategic Interactive Marketing Operations under the 1997 Plan (the “Option Agreement”). As of March 31, 2004, options to purchase up to 40,964 shares of common stock to be satisfied by True North, through the Interpublic Group of Companies (“IPG”), which completed its acquisition of True North in June 2001, remained outstanding. Upon the exercise of such options, the exercise price will be paid to IPG and IPG will surrender an equivalent number of shares of common stock to the Company. During the first quarter of 2004, 60,380 shares related to the exercise of such options at a cost of $0.35 million were included in treasury stock on the consolidated balance sheets.

Cash and Cash Equivalents—The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. Although cash balances are maintained in high quality financial institutions, the balances at times exceed insurable amounts.

Marketable Securities—The Company classifies its investments in marketable securities as available-for-sale. Accordingly, these investments are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders’ equity. The Company recognized gains and losses when these securities are sold using the specific identification method. The Company has not recognized any material gains or losses from the sale of its investments in marketable securities.

Property and Equipment—Property and equipment are stated at cost and are depreciated principally using the straight-line method over their estimated useful lives of three to five years for computers and software, and three to seven years for furniture and other. Purchased software and third-party costs incurred to develop software for internal use are capitalized and amortized principally over three years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the remaining lease term.

Goodwill—Goodwill represents acquisition costs in excess of the fair value of net assets acquired. Under SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized but is reviewed for impairment annually, as well as when a triggering event indicates impairment may have occurred. The goodwill test for impairment consists of a two-step process that begins with an estimation of the fair value of the reporting unit. The first step of the process is a screen for potential impairment and the second step measures the amount of impairment, if any. The Company performed its annual goodwill impairment test during the fourth quarter of 2003 and determined that no additional impairment had occurred. The Company will continue to perform a goodwill impairment test annually, as well as when a triggering event indicating impairment may have occurred.

Net Income Per Share—In accordance with SFAS No. 128, Earnings Per Share, basic net income per share is computed using the weighted-average number of common shares outstanding during each period. Diluted net income per share gives effect to all potentially dilutive securities that were outstanding during each period. For the three months ended March 31, 2004 and 2003, outstanding options to purchase shares of common stock of approximately 0.3 million and 5.4 million, respectively, were not included in the computation of diluted net income per share because to do so would have an antidilutive effect for the periods presented. The following table details the computation of basic and diluted earnings per share for income from continuing operations:

	Three Months Ended March 31,

	2004	2003

	(in thousands, except per share amounts)
Income from continuing operations	$819	$653

Weighted average common shares outstanding—basic	26,585	25,967
Assumed conversion of dilutive securities	1,612	140

Weighted average common shares outstanding—diluted	28,197	26,107

Basic and diluted earnings per share for income from continuing operations	$0.03	$0.03

Fair Value of Financial Instruments—The carrying values of the Company’s assets and liabilities approximate fair value because of the short maturities of these financial instruments.

Foreign Currency Translation—The Company’s financial statements were prepared in accordance with the requirements of SFAS No. 52, Foreign Currency Translation. Under this method, net foreign currency transaction gains and losses are included in the accompanying consolidated statements of operations.

Comprehensive Income—The Company reflects its comprehensive income such as unrealized gains and losses on the Company’s foreign currency translation adjustments and available-for-sale securities as a separate component of stockholders’ equity as required by SFAS No. 130, Reporting Comprehensive Income. The Company has not recorded the tax effects related to the currency translation adjustments because such adjustments relate to indefinite investments in international subsidiaries. Comprehensive income consists of net income and foreign currency translation adjustments. Comprehensive income was $0.7 million and $0.7 million for the three months ended March 31, 2004 and 2003, respectively.

Recently Issued Accounting Pronouncements

In December 2003, the FASB issued Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”). FIN 46R replaces the same titled FIN 46 that was issued in January 2003. FIN 46R requires the consolidation of a variable interest entity by a company that bears the majority of the risk of loss from the variable entity’s activities, is entitled to receive a majority of the variable interest entity’s residual returns or both. The provisions of this interpretation are effective for the Company beginning the first quarter of fiscal 2004. The adoption of this interpretation did not have a material effect on the Company’s consolidated financial statements or disclosures.

NOTE 2. CentrPort Investment and Lease Guarantee

The Company and certain employees formed CentrPort LLC in November 1999 to focus on developing intelligent marketing platforms to build and enhance customer relationships across multiple communication channels. In December 2000, CentrPort LLC, which was originally organized as a Delaware limited liability company, was reorganized as CentrPort, Inc. (“CentrPort”), a Delaware corporation. Immediately after this reorganization, the Company sold a portion of its ownership in CentrPort, which was formerly our majority-owned subsidiary. A consortium of third party investors (the “CentrPort Investors”) purchased 8,332,000 shares of preferred stock of CentrPort from the Company (“CentrPort Preferred Stock Sale”) in exchange for $2.5 million in cash and a $2.5 million note receivable originally due in December 2001, subject to certain conditions. In addition, the Company received a warrant to purchase 391,604 shares of CentrPort common stock from CentrPort (“CentrPort Warrant”).

Concurrent with the CentrPort Preferred Stock Sale, the CentrPort Investors agreed to invest up to $22.0 million directly into CentrPort. At the closing of the transaction, $16.5 million was paid by the CentrPort Investors to CentrPort in exchange for 36,660,800 shares of newly issued CentrPort preferred stock. Subject to CentrPort’s securing certain revenue commitments by April 1, 2001, an additional payment of $5.5 million (“Contingent Payment”) would be due from the CentrPort Investors to CentrPort in December 2001. CentrPort did not secure these certain commitments and as such the Contingent Payment was not made by the CentrPort Investors to CentrPort.

In addition, concurrent with the CentrPort Preferred Stock Sale, the Company purchased 1,842,657 shares of CentrPort common stock from certain minority CentrPort stockholders in exchange for approximately $1.9 million of its common stock, or 315,858 shares (the “Founders’ Stock Transaction”). In connection with the Founders’ Stock Transaction, the Company recorded a charge to equity of approximately $1.4 million based on the excess of the value paid for the founders’ stock and its estimated fair value on the date the Company acquired the stock.

The CentrPort Preferred Stock Sale, the CentrPort Warrant, the investment by the CentrPort Investors directly into CentrPort and the Founders’ Stock Transaction are hereinafter collectively referred to as the “CentrPort Transactions.” As a result of the CentrPort Transactions, the Company’s ownership in CentrPort preferred and common stock, combined, was reduced from 59.0% to 15.2%, which was later reduced as discussed below. Through the date of the CentrPort Transactions, the Company consolidated CentrPort and recognized 100% of the losses incurred by CentrPort in consideration that the Company was CentrPort’s sole funding source. Such losses aggregated approximately $5.7 million. Subsequent to the CentrPort Transactions, the Company has accounted for its investment in CentrPort under the cost method.

In conjunction with the CentrPort Transactions, the Company designated CentrPort as a preferred vendor and committed to resell at least $5.0 million of CentrPort’s products and services during 2001 pursuant to a value added reseller agreement (“CentrPort Commitment”). Based primarily on the uncertain nature of the Company’s ability to meet this CentrPort Commitment, the Company deferred its gain of $4.1 million on the CentrPort Preferred Stock Sale. The original agreement provided that, if the CentrPort Commitment was not met, the Company was to remit the value of the shortfall to CentrPort in either CentrPort common stock from the Company’s holdings pursuant to a contractual per share fixed value, or in cash, at the Company’s election. As of December 31, 2001, the Company had sold $2.7 million in CentrPort products and services applicable to the CentrPort Commitment. As a result, the Company recognized $1.7 million in the fourth quarter of 2001 of the $4.1 million deferred gain that was recorded as of December 31, 2000. The remaining balance of the deferred gain on the Company’s balance sheet was equal to $2.3 million as of December 31, 2001. In February 2002, the Company, CentrPort and the CentrPort Investors were party to agreements which amended various conditions and commitments including the extinguishment of the Company’s CentrPort Commitment to sell further CentrPort products and services, the extinguishment of the Company’s obligation to pay the value of the shortfall in either cash or CentrPort common stock and the extension of the Company’s $2.5 million note receivable due from the CentrPort Investors to it until December 31, 2002, which was subsequently satisfied. Accordingly, the Company recognized the remaining deferred gain of $2.3 million in the first quarter of 2002.

In addition, as a result of a valuation the Company received from an independent firm regarding the Company’s investment in CentrPort as of December 31, 2001, the Company concluded that its investment in CentrPort was impaired. Accordingly, the Company reduced its investment in CentrPort from $3.7 million, reflected at December 31, 2000, to $0.5 million by recording a $3.2 million charge in the fourth quarter of 2001. In October

2002, CentrPort closed on a second series of equity financing whereby CentrPort issued new equity to some of the CentrPort Investors in exchange for cash (the “Secondary Financing”). The Company did not participate in the Secondary Financing. As a result of the Secondary Financing, the Company’s ownership interest in CentrPort’s common and preferred stock was reduced from 15% to 9%.

Based on the Company’s review, during the fourth quarter of 2003, of the financial results of CentrPort for the latter part of 2003 as well as projections for 2004, the Company determined that its investment in CentrPort was fully impaired at December 31, 2003. Accordingly, the Company recorded a $0.5 million impairment charge relating to this investment in the fourth quarter of 2003. The Company also concluded that it is not likely that the Company will be able to recognize any benefit from the deferred tax asset related to this investment. As a result, the Company recorded a $0.8 million tax provision in the fourth quarter of 2003 to provide a valuation allowance against this deferred tax asset.

The Company is guarantor for CentrPort’s obligations under its lease for office space at 450 Post Road East, Westport, Connecticut for 16,900 square feet, which expires on June 30, 2010, subject to renewal. As of March 31, 2004, the aggregate remaining base rent and estimated operating expenses due under this lease was $5.3 million, subject to adjustment in accordance with the terms of the lease. This balance will be reduced by approximately $0.8 million per year through June 30, 2010. The lease provides that once 50% of the original lease term has expired, which will occur in July 2005, this guaranty may be replaced with an irrevocable letter of credit in favor of the landlord in an amount not to exceed the remaining base rent. In addition, upon expiration of 50% of the lease term, CentrPort is required to obtain such a letter of credit. Furthermore, CentrPort has agreed to cooperate with the Company to secure its release from its guaranty prior to that time, if possible. In the event that CentrPort were to default on its lease obligation, the Company would be liable for the aggregate remaining base rent and operating expenses at the time of default by CentrPort. In the event of a default, the Company would take all appropriate action to be reimbursed for this liability.

The Company has considered the need to record a provision for this potential liability. Although the Company believes it is reasonably possible that an accrual of a loss contingency for the CentrPort lease guarantee in the future may be warranted, due to the significance of the uncertainties surrounding this matter, the criteria to accrue a loss contingency under SFAS No. 5, Accounting for Loss Contingencies, which states that a loss contingency should be accrued when the loss contingency is probable and such amount is reasonably estimable, has not been met. For example, if CentrPort were sold, a portion of the proceeds could be used to satisfy all or some of this lease obligation which affects the amount and timing of any potential future liability. Other factors that add to the uncertainty of estimating any potential future loss contingency include CentrPort’s ability to obtain additional financing and the level of acceptance of their products and services by their current and potential clients. Accordingly, as of March 31, 2004, no provision has been recorded for this potential liability.

NOTE 3. Accrued Restructuring

Continuing Operations

The Company initiated a series of restructuring actions in 2002 to align capacity with both revenue and the demand from its clients. These actions were completed in the third and fourth quarters of 2002 and included staff reductions and a reduction in office space in the Company’s U.S. and London offices.

Discontinued Operations

Due to the decline in client demand, the Company decided in the second quarter of 2002 to close its offices in Toronto, Munich and Hong Kong, ceasing operations in the third quarter of 2002.

The accruals established by the Company in respect to both continuing and discontinued operations, and activities related thereto, are summarized as follows:

	Balances at December 31, 2003	Charges (Credits)	Cash Uses	Other	Balances at March 31, 2004

	(In thousands)
Facilities	$15,821	$—	$(784)	$130	$15,167
Other exit costs	326	—	(41)	—	285

Total	$16,147	$—	$(825)	$130	15,452

Less: current portion					3,122

Long-term portion					$12,330

For the three months ended March 31, 2004, included in “other” within the facilities category is $0.1 million in interest expense.

NOTE 4. Legal Proceedings

Beginning in August 2001, a number of substantially identical class action complaints alleging violations of the federal securities laws were filed in the United States District Court for the Southern District of New York naming as defendants Modem Media, Inc., certain of its officers (G.M. O’Connell, Chairman, Steven Roberts, former Chief Financial Officer, and, in certain actions, Robert C. Allen II, Board member, a Managing Director and former President), and certain named underwriters of its initial public offering (FleetBoston Robertson Stephens, Inc., BankBoston Robertson Stephens, Inc., Bear Stearns & Co., Inc., Nationsbanc Montgomery Securities and Banc of America Securities LLC) (the “Underwriters”). The complaints have since been consolidated into a single action, and a consolidated amended complaint was filed on April 24, 2002. The amended complaint alleges, among other things, that the underwriters of the Company’s initial public offering violated the securities laws by failing to disclose certain alleged compensation arrangements (such as undisclosed commissions or stock stabilization practices) in the offering’s registration statement and by engaging in manipulative practices to artificially inflate the price of Modem Media stock in the after-market subsequent to the IPO. The Modem Media defendants are named in the amended complaint pursuant to Section 11 of the Securities Act of 1933, and Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 on the basis of an alleged failure to disclose the Underwriters’ alleged compensation arrangements and manipulative practices. The complaint seeks unspecified damages. Similar complaints have been filed against over 300 other issuers that have had initial public offerings since 1998 and all such actions have been included in a single coordinated proceeding.

On June 30, 2003, a committee of our Board of Directors conditionally approved a proposed partial settlement with the plaintiffs in this matter. The settlement would provide, among other things, a release of Modem Media, Inc. and of the individual defendants for the conduct alleged in the action to be wrongful in the amended complaint. The Company would agree to undertake other responsibilities under the partial settlement, including agreeing to assign away, not assert, or release certain potential claims it may have against its Underwriters. Any direct financial impact of the proposed settlement is expected to be borne by the Company’s insurers. The committee agreed to approve the settlement subject to a number of conditions, including the participation of a substantial number of other issuer defendants in the proposed settlement, the consent of the Company’s insurers to the settlement, and the completion of acceptable final settlement documentation. Furthermore, the settlement is subject to a hearing on fairness and approval by the court overseeing the IPO Litigation. The settlement is partial because the Underwriters are not party to the settlement. The Company understands that a majority of the other issuer defendants in the consolidated actions have also conditionally approved the proposed settlement.

If the settlement is not finalized, the Company will continue to defend these actions vigorously. However, due to the inherent uncertainties of litigation, the Company cannot accurately predict the ultimate outcome of the litigation if the litigation is not settled. Any unfavorable outcome of this litigation could have an adverse impact on the Company’s business, financial condition and results of operations.

In August 2001, the Company’s subsidiary, Modem Media Canada, Inc. (“Modem Media Canada”), brought suit against City Core Properties, Ltd. (“Landlord”) in Ontario Supreme Court for breach of an office lease on the basis that the Landlord did not complete the building into which Modem Media Canada was to move (the “Space”).

Modem Media Canada is claiming approximately $1.2 million in damages. The Landlord has counter-sued the Company, Modem Media Canada and certain of its officers and directors for breach of lease and is seeking damages in the amount of approximately $16.0 million. The Space was repossessed by a mortgage holder and has been sold to an unrelated third party. The Company is currently in discovery for this litigation. The Company believes that there is no basis for the counterclaims, it has meritorious defenses to the counterclaims and the Company intends to defend this action vigorously. Based on this belief, the Company believes that the resolution of these matters will not have a material adverse effect on its business, financial condition and results of operations.

From time to time, the Company becomes involved in various routine legal proceedings in the ordinary course of its business. Other than as noted above, the Company believes that the outcome of pending legal proceedings and unasserted claims in the aggregate will not have a material adverse effect on its business, financial condition and results of operations.

NOTE 5. Subsequent Events

Discontinued Operations

As discussed in Note 1, in the second quarter of 2004, the operations of the Company’s office in São Paolo, Brazil, ceased. In connection with the shutdown, during the second quarter of 2004, the Company recorded an operating loss of $0.5 million and recorded a $0.4 million tax benefit as a component of discontinued operations during the second quarter of 2004 related to the $1.0 million write-off of our investment in this subsidiary.

Restructuring Credits

During the six months ended June 30, 2004, the Company recorded a $0.6 million restructuring credit primarily as a result of a favorable resolution of the market rent review in our London office, which was completed in June 2004.

Merger Agreement

Effective July 15, 2004, the Company entered into an agreement and plan of merger among Digitas, Inc, a publicly traded marketing services organization (“Digitas”), and its wholly-owned subsidiary, Digitas Acquisition Corp. Under the term of this agreement, Digitas will acquire the Company in a stock-for stock transaction.

On the date of closing each outstanding share of the Company’s common stock will be exchanged for .70 shares of Digitas common stock, and each option outstanding or warrant exercisable into the Company’s common stock will be assumed by Digitas and become exercisable into Digitas common stock, with appropriate adjustments based on the merger exchange ratio.

The merger is subject to customary conditions to closing, including (i) approval of the holders of the Company’s common stock, (ii) approval of the holders of Digitas’s common stock, (iii) expiration or termination of the applicable Hart-Scott-Rodino (“HSR”) waiting period and certain other regulatory approvals, (iv) the accuracy of representations and warranties and the absence of any material adverse effect with respect to each party’s business (in each case, subject to certain exceptions) and (v) the delivery of a customary opinion from counsel to the Company that the merger will qualify as tax-free reorganization for federal income tax purposes. On July 30, 2004, the Company was notified of an early termination of the HSR waiting period for the merger.

Closing of the transaction is expected to occur during the fourth quarter of 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Founded in 1987, Modem Media is a leading interactive marketing strategy and services firm. We have established and maintained long-standing relationships with many of the world’s leading Fortune 500 companies including Delta Air Lines, General Motors, IBM, Michelin, Sprint, and Kraft. We offer our clients a comprehensive range of interactive marketing services that includes strategic consulting and research, website design, interactive advertising and promotions, email marketing, search marketing and data collection and analysis. Our services encompass all interactive channels including websites, Internet applications, wireless applications, email and other emerging communication channels to achieve our clients’ marketing objectives. We have been able to compete successfully and maintain deep client relationships due to our proven ability to deliver creative, innovative solutions that produce meaningful results for our clients driven by our singular focus on the interactive marketing services sector. We help our clients realize greater value from their most vital asset – their customers – through the following business basics:

•	We add profitable new customers for our clients, through brand awareness, demand generation, lead generation and customer acquisition initiatives,
•

We increase our clients’ sales from current customers, through loyalty, retention, cross-sell and up-sell initiatives and through digital services and experiences that expand the breadth, depth and lifetime value of customer relationships, and

•

We improve our clients’ marketing productivity, by migrating high cost sales, service and communication activities online and optimizing the cost and impact of activities that already are executed online.

We were one of the first companies to provide interactive marketing services, and over the past 17 years have distinguished ourselves through numerous industry innovations and have been consistently recognized for our creative and effective solutions. We pioneered the use of Internet advertising, email direct marketing and online market research. We have won over 100 awards, most recently highlighted by AD:Tech’s “Best Interactive Brand Campaign” award for our 2003 campaign for Delta Air Lines and Media Magazine’s “Best of the Internet” award for our 2003 advertising campaign for Heineken and Harrisdirect.

Services

Marketing Insights, Strategy and Planning

We help our clients discover and mine untapped opportunities to create revenue, reduce costs and capture the full value potential of their customers. This work begins and ends with our understanding of the needs and preferences of our clients’ customers, assessing their value to the client’s business, prioritizing customer segments and defining pragmatic strategies to realize value potential. Our planning teams guide clients on topics as wide-ranging as digital branding, technology architecture and planning and media partnership strategy.

Marketing Platform Design and Development

We design and build marketing platforms that enable our clients to create, manage and grow profitable relationships with their customers. These platforms include websites and wireless applications, intranets and extranets that support our clients’ needs in communications, commerce and customer care. Our marketing platform teams bring expertise in both the creative and technical aspects of digital platform design, including user interface and experience design, information architecture, application development, content management, personalization systems and marketing automation tools.

Marketing Program Design and Execution

We conceive, create and distribute the marketing programs that turn our clients’ prospects into customers. We test, track and optimize digital experiences to achieve each client’s marketing goals most effectively and efficiently.

This work entails the development of innovative marketing ideas, online advertising and promotions and data analysis. Our marketing program teams bring expertise in creative design and execution, marketing plan development, media services, as well as database marketing, management and analysis.

Application of Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during a reporting period. Actual results can differ from those estimates and it is possible that the differences could be material.

We believe the following accounting policies are critical to the understanding of the more significant judgments and estimates used in the preparation of our consolidated financial statements:

•	revenue recognition,
•	allowance for doubtful accounts,
•	accounting for restructuring liabilities,
•	accounting for income taxes,
•	valuation of long-lived assets and goodwill, and
•	lease guarantees.

Revenue Recognition

We recognize revenues as services are rendered in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB No. 104”). For the three months ended March 31, 2004 and 2003, approximately 90% of our fee-based revenues were derived from fixed-fee and retainer-based assignments. Unbilled revenues represent labor costs incurred and estimated earnings in excess of billings and production and other client-reimbursable out-of-pocket costs incurred in excess of billings. Amounts billed to clients in excess of revenues recognized to date are classified as deferred revenues. Our clients hire us on a fixed-fee, retainer or time-and-materials basis. We reassess our estimated costs on fixed-fee engagements periodically and, as needed for specific engagements, losses are accrued to the extent that costs incurred and anticipated costs to complete engagements exceed total anticipated billings. Provisions for losses on uncompleted fixed-fee contracts, if any, are recognized in the period in which such losses are determined. The cost of online media and email campaigns we purchased for our clients is not included in revenue because we act as an agent on behalf of our clients. Out-of-pocket and other pass-through expenses are recognized as revenue in the period incurred.

Allowance for Doubtful Accounts

We assess the required amount of allowance for doubtful accounts based on past experience and the review of the aging and analysis of specific accounts, including the financial condition of our clients and the cyclical nature of the industries in which they operate.

Accounting for Restructuring Liabilities

Restructuring charges include the costs associated with our restructuring actions taken in the periods presented. Charges were recorded at the time the decision was made and plans were approved to restructure operations. The charges consisted of actual and estimated costs that were incremental to our ongoing operations and were incurred to close offices, reduce excess office facilities and equipment, and terminate employees. The liability for the excess office facilities is equal to the present value of the future minimum lease payments, including applicable operating expenses, under contractual obligations offset by the present value of estimated future sublease payments from our existing subtenants. If our assumptions about future events are more or less favorable that those we have projected, we may be required to adjust existing accrued restructuring liabilities associated with this excess office space (see Note 3 of Notes to Consolidated Financial Statements). The principal future events that we have considered in determining estimated costs associated with the excess space relate to operating cost escalation assumptions, an upcoming market rent review in our London office, the ability of our sub-tenants to continue to meet their obligations and our expected inability to further sublet our excess office space.

We continue to pursue potential sublease opportunities for all of our excess office space. Should we be able to sublease any of our excess office space, we would reverse the appropriate portion of the existing restructuring accrual related to the respective facility at such time.

Accounting for Income Taxes

We follow the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. As part of the process of preparing our consolidated financial statements, we are required to estimate an income tax provision for each of the jurisdictions in which we operate. This process involves estimating the actual current tax provision or benefit together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We then assess the likelihood that deferred tax assets will be recovered from future taxable income and, to the extent it is determined that recovery is not likely, a valuation allowance is established. Significant management judgment is required in determining the provision or benefit for income taxes and the amount of valuation allowance that would be required. Historically, we have not taken benefits for losses generated by most of our foreign entities. As of March 31, 2004, we have recorded a valuation allowance against all of the foreign deferred tax assets. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to establish an additional valuation allowance that could materially impact our financial condition and results of operations.

At March 31, 2004 deferred tax assets were $16.2 million, net of a $1.9 million valuation allowance. The net deferred tax assets of $16.2 million represents net operating loss carry forwards and deductible temporary differences, which are more likely than not to be utilized in the future. We considered all of the available evidence in evaluating the recoverability of our deferred tax assets; however, a change in circumstances, including expectations as to our projected future taxable income, may have a material impact on the recoverability of deferred tax assets and on future operating results.

Valuation of Long-lived Assets and Goodwill

We have a significant amount of long-lived assets, including fixed assets and goodwill. We periodically evaluate the realizability of all of our long-lived assets. Future events could cause us to conclude that impairment exists and that the asset values associated with a given operation have become impaired. Any resulting impairment loss could have a material impact on our financial condition and results of operations.

We performed our annual goodwill impairment test during the fourth quarter of 2003 and determined that the goodwill was not impaired. We will continue to perform a goodwill impairment test annually, as well as when a triggering event indicates impairment may have occurred. If the fair value of the U.S. reporting unit should decline significantly, we may be required to recognize an impairment charge up to the carrying value of the goodwill of $43.2 million. As of October 1, 2003, the estimated fair value of our U.S. reporting unit was significantly in excess of the carrying value of the U.S. reporting unit.

CentrPort Inc. Transaction, Investment and Lease Guarantee

We and certain employees formed CentrPort LLC in November 1999 to focus on developing intelligent marketing platforms to build and enhance customer relationships across multiple communication channels. In December 2000, CentrPort LLC, which was originally organized as a Delaware limited liability company, was reorganized as CentrPort, Inc. (“CentrPort”), a Delaware corporation. Immediately after this reorganization, we sold a portion of our ownership in CentrPort, which was formerly our majority-owned subsidiary. A consortium of third party investors (the “CentrPort Investors”) purchased 8,332,000 shares of preferred stock of CentrPort from us (“CentrPort Preferred Stock Sale”) in exchange for $2.5 million in cash and a $2.5 million note receivable originally due in December 2001, subject to certain conditions. In addition, we received a warrant to purchase 391,604 shares of CentrPort common stock from CentrPort (“CentrPort Warrant”).

Concurrent with the CentrPort Preferred Stock Sale, the CentrPort Investors agreed to invest up to $22.0 million directly into CentrPort. At the closing of the transaction, $16.5 million was paid by the CentrPort Investors to CentrPort in exchange for 36,660,800 shares of newly issued CentrPort preferred stock. Subject to CentrPort’s securing certain revenue commitments by April 1, 2001, an additional payment of $5.5 million (“Contingent Payment”) would be due from the CentrPort Investors to CentrPort in December 2001. CentrPort did not secure these certain commitments and as such the Contingent Payment was not made by the CentrPort Investors to CentrPort.

In addition, concurrent with the CentrPort Preferred Stock Sale, we purchased 1,842,657 shares of CentrPort common stock from certain minority CentrPort stockholders in exchange for approximately $1.9 million of our common stock, or 315,858 shares (the “Founders’ Stock Transaction”). In connection with the Founders’ Stock Transaction, we recorded a charge to equity of approximately $1.4 million based on the excess of the value paid for the founders’ stock and its estimated fair value on the date we acquired the stock.

The CentrPort Preferred Stock Sale, the CentrPort Warrant, the investment by the CentrPort Investors directly into CentrPort and the Founders’ Stock Transaction are hereinafter collectively referred to as the “CentrPort Transactions.” As a result of the CentrPort Transactions, our ownership in CentrPort preferred and common stock, combined, was reduced from 59.0% to 15.2%, which was later reduced as discussed below. Through the date of the CentrPort Transactions, we consolidated CentrPort and recognized 100% of the losses incurred by CentrPort in consideration that we were CentrPort’s sole funding source. Such losses aggregated approximately $5.7 million. Subsequent to the CentrPort Transactions we have accounted for our investment in CentrPort under the cost method.

In conjunction with the CentrPort Transactions, we designated CentrPort as a preferred vendor and committed to resell at least $5.0 million of CentrPort’s products and services during 2001 pursuant to a value added reseller agreement (“CentrPort Commitment”). Based primarily on the uncertain nature of our ability to meet this CentrPort Commitment, we deferred our gain of $4.1 million on the CentrPort Preferred Stock Sale. The original agreement provided that, if the CentrPort Commitment was not met, we were to remit the value of the shortfall to CentrPort in either CentrPort common stock from our holdings pursuant to a contractual per share fixed value, or in cash, at our election. As of December 31, 2001, we had sold $2.7 million in CentrPort products and services applicable to the CentrPort Commitment. As a result, we recognized $1.7 million in the fourth quarter of 2001 of the $4.1 million deferred gain that was recorded as of December 31, 2000. The remaining balance of the deferred gain on our balance sheet was equal to $2.3 million as of December 31, 2001. In February 2002, we, CentrPort and the CentrPort Investors were party to agreements which amended various conditions and commitments including the extinguishment of our CentrPort Commitment to sell further CentrPort products and services, the extinguishment of our obligation to pay the value of the shortfall in either cash or CentrPort common stock and the extension of our $2.5 million note receivable due from the CentrPort Investors to us until December 31, 2002, which was subsequently satisfied. Accordingly, we recognized the remaining deferred gain of $2.3 million in the first quarter of 2002.

In addition, as a result of a valuation we received from an independent firm regarding our investment in CentrPort as of December 31, 2001, we concluded that our investment in CentrPort was impaired. Accordingly we reduced our investment in CentrPort from $3.7 million, reflected at December 31, 2000, to $0.5 million by recording a $3.2 million charge in the fourth quarter of 2001. In October 2002, CentrPort closed on a second series of equity financing whereby CentrPort issued new equity to some of the CentrPort Investors in exchange for cash (the “Secondary Financing”). We did not participate in the Secondary Financing. As a result of the Secondary Financing, our ownership interest in CentrPort’s common and preferred stock was reduced from 15% to 9%.

Based on our review, during the fourth quarter of 2003, of the financial results of CentrPort for the latter part of 2003 as well as projections for 2004, we determined that our investment in CentrPort was fully impaired as of December 31, 2003. Accordingly, we recorded a $0.5 million impairment charge relating to this investment in the fourth quarter of 2003. We also concluded that it is not likely that we will be able to recognize any benefit from the deferred tax asset related to this investment. As a result, we recorded a $0.8 million tax provision in the fourth quarter of 2003 to provide a valuation allowance against this deferred tax asset.

We are the guarantor for CentrPort’s obligations under their lease for office space at 450 Post Road East, Westport, Connecticut, for 16,900 square feet, which expires on June 30, 2010, subject to renewal. As of March 31, 2004, the aggregate remaining base rent and operating expenses due under this lease was $5.3 million, subject to adjustment in accordance with the terms of the lease. This balance reduces by approximately $0.8 million per year through June 30, 2010. The lease provides that once 50% of the original lease term has expired, which will occur in July 2005, this guaranty may be replaced with an irrevocable letter of credit in favor of the landlord in an amount not to exceed the remaining base rent. In addition, upon expiration of 50% of the lease term, CentrPort is required to obtain such a letter of credit. Furthermore, CentrPort has agreed to cooperate with us to secure our release from our guaranty prior to that time, if possible. In the event that CentrPort were to default on its lease obligation, we would be liable for the aggregate remaining base rent and operating expenses at the time of default by CentrPort. In the event of a default, we would take all appropriate action to be reimbursed for this liability.

We have considered the need to record a provision for this potential liability. Although we believe it is reasonably possible that an accrual of a loss contingency for the CentrPort lease guarantee in the future may be warranted, due to the significance of the uncertainties surrounding this matter, we believe the criteria to accrue a loss contingency under SFAS No. 5, Accounting for Loss Contingencies, which states that a loss contingency should be accrued when the loss contingency is probable and such amount is reasonably estimable, has not been met. For example, if CentrPort were sold, a portion of the proceeds could be used to satisfy all or some of this lease obligation which affects the amount and timing of any potential future liability. Other factors that add to the uncertainty of estimating any potential future loss contingency include CentrPort’s ability to obtain additional financing and the level of acceptance of their products and services by their current and potential clients. Accordingly, as of March 31, 2004, no provision has been recorded for this potential liability.

Discontinued Operations

Due to adverse market conditions and lower revenues in the Company’s São Paolo office, our estimates of future operating performance and cash flows in Brazil have declined substantially. As a result, in the second quarter of 2004, the operations of the Company’s office in São Paolo ceased. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the results of this operation have been reclassified and separately presented for all reporting periods as discontinued operations in the accompanying consolidated statements of operations.

Merger Agreement

On July 15, 2004, we announced that we have signed a merger agreement among Digitas Inc. (“Digitas”) and Digitas Acquisition Corp. under which Digitas will acquire us in a stock-for-stock transaction. Under the terms of the agreement, at the closing date each outstanding share of the our common stock will be exchanged for .70 shares of Digitas common stock, and each outstanding option or warrant exercisable into our common stock will be assumed by Digitas and become exercisable into Digitas common stock, with appropriate adjustments based on the merger exchange ratio. The transaction, which is subject to customary closing conditions, including regulatory approval and approval of the stockholders of both companies, is currently expected to close in the fourth quarter of 2004.

Historical Results of Operations

Our results of operations and our business depend on our relationships with a limited number of large clients with which we generally do not have long-term contracts. Our clients generally have the right to terminate their relationships with us without penalty and with relatively short or no notice. Once an engagement is completed, we cannot be assured that a client will engage us for further services. As a result, a client that generates substantial revenue for us in one period may not be a substantial source of revenue in a subsequent period. The termination of our business relationships with any of our significant clients, or a material reduction in the use of our services by any of our significant clients, could adversely affect our future financial performance.

Our ten largest clients accounted for 88% and 87% of consolidated revenues for the three months ended March 31, 2004 and 2003, respectively. Delta Air Lines, IBM, General Motors and Hewlett Packard accounted for 21%, 13%, 13% and 10% of our revenues, respectively, in the three months ended March 31, 2004. Delta Air Lines and General Motors accounted for 27% and 22% of our revenues, respectively, in the three months ended March 31, 2003. We expect a relatively high level of client concentration to continue which may not necessarily involve the same clients from period to period.

Delta Air Lines, which represented 24% of the total gross accounts receivable as of March 31, 2004, has stated in its periodic report on Form 10-Q filed with the SEC on May 10, 2004, that if it cannot achieve a competitive cost structure, regain sustained profitability and access the capital markets on acceptable terms, it will need to pursue alternative courses of action intended to make Delta Air Lines viable for the long-term, including the possibility of seeking to restructure its costs under Chapter 11 of the U.S. Bankruptcy Code. We continue to monitor this situation and have taken steps to minimize the financial risk to us in case of the further deterioration of the financial condition of Delta and the filing of bankruptcy under Chapter 11.

Cost of revenues consists of salaries, employee benefits and incentive compensation for our professional services staff, costs for temporary staff that we use to provide professional services and certain other direct costs. Selling, general and administrative expenses consist of salaries, employee benefits and incentive compensation of sales and marketing, new business development, administrative and other non-billed employees, certain other marketing costs, office rent, utilities, professional and consulting fees, travel, telephone and other related expenses.

Three Months Ended March 31, 2004 Compared to Three Months Ended March 31, 2003

Revenues. Revenues increased $0.9 million, or 7%, to $15.2 million for the three months ended March 31, 2004 from $14.3 million for the three months ended March 31, 2003. This increase in revenues was primarily attributable to an increase in overall average fee per billed hour and to an increase in total billed hours. Average fee per billed hour increased from $192 during the first quarter of 2003 to $200 during the same period in 2004. Total billed hours increased from 69,000 billed hours during the three months ended March 31, 2003 to 73,000 billed hours during the same period in 2004. By location, billed hours decreased by 1,000 to 57,000 in the U.S., offset by an increase in billed hours of 5,000 to 16,000 in London. The beneficial effect of foreign exchange rate fluctuation on revenues was $0.4 million during the first quarter of 2004 compared with 2003, due to the strengthening of the British Pound compared to the U.S. Dollar.

Cost of Revenues. Cost of revenues increased $0.5 million, or 7%, to $8.1 million for the three months ended March 31, 2004 from $7.6 million for the three months ended March 31, 2003. This increase in cost of revenues was primarily due to additional employee compensation and related expenses mainly due to an increase in full time equivalent employees (“FTEs”), in which the average number of FTEs increased by 27 from 201 average FTEs during the first quarter of 2003 to 228 average FTEs during the first quarter of 2004.

Gross Profit. Gross profit margin remained flat at 47% of revenues for the three months ended March 31, 2004, and the three months ended March 31, 2003. An increase in the average fee per billed hour of $8 from $192 during the first quarter of 2003 to $200 during the first quarter of 2004, was offset by lower utilization (billed hours divided by total capacity hours of billable employees) of 70% for the three months ended March 31, 2004 compared with 75% for the same period in 2003.

Selling, General and Administrative. Selling, general and administrative expenses increased $0.6 million, or 13%, to $5.4 million for the three months ended March 31, 2004 from $4.8 million for the three months ended March 31, 2003. The increase in selling, general and administrative expenses were primarily due to an increase in employee compensation and related expenses, facilities related expenses, and an increase in professional fees related to a Sarbanes-Oxley project.

Depreciation and Amortization. Depreciation and amortization decreased $0.4 million, or 43%, to $0.5 million for the three months ended March 31, 2004 from $0.9 million for the three months ended March 31, 2003. The decrease in depreciation and amortization was attributable to certain assets becoming fully depreciated during 2003.

Interest Income. Interest income increased $.01 million for the three months ended March 31, 2004 compared with the three months ended March 31, 2003. This was primarily attributable to higher average cash balances for most of the first quarter of 2004 as compared to the same period in 2003 essentially offset by a decrease in average interest rates and an investment of cash in marketable securities during March 2004.

Provision for Income Taxes. The provision for income taxes for the three months ended March 31, 2004 was $0.4 million compared to $0.3 million for the three months ended March 31, 2003. The effective income tax rate was 34% for the three months ended March 31, 2004 compared to an effective income tax rate of 33% for the three months ended March 31, 2003. We provide for income taxes in the jurisdictions in which we pay income taxes at the statutory rates in effect in each jurisdiction, adjusted for differences in providing for income taxes between financial reporting and income tax purposes. The effective tax rates differ from the federal statutory rates due to the impact of state taxes, non-deductible items and changes in the valuation allowances recorded against losses generated by certain foreign entities.

Liquidity and Capital Resources

We historically have financed our operations primarily from funds generated from operations. Net cash used in operating activities was $1.9 million and $4.7 million for the three months ended March 31, 2004 and 2003, respectively.

Net cash (used in) provided by investing activities was $(19.2) million for the three months ended March 31, 2004 compared to $0.5 million for the three months ended March 31, 2003. During the first three months of 2004, we invested $0.1 million in capital expenditures and purchased $20.4 million of marketable securities. In addition, during the first three months of 2004 we collected $0.02 million of notes receivable and obtained $1.3 million in restricted cash related to a letter of credit for our San Francisco office space. As of December 31, 2003, this restricted cash was included in “Prepaid expenses and other current assets” on the consolidated balance sheet. We anticipate spending approximately $2 million on capital expenditures during the year ended December 31, 2004.

Net cash provided by (used in) financing activities was $1.5 million for the three months ended March 31, 2004 compared to $(0.2) million for the three months ended March 31, 2003. Our primary source of cash from financing activities for the three months ended March 31, 2004 and 2003 were proceeds from the exercise of employee stock options and purchases under the employee stock purchase plan of $1.9 million and $0.1 million, respectively. Offsetting these items for the three months ended March 31, 2004 and 2003 were repayments of debt and capital lease obligations of $0.05 million and $0.1 million, respectively, and the purchase of treasury stock for $0.4 million and $0.1 million, respectively.

In 2004, cash flow from financing activities may fluctuate based on possible purchases of our common stock as a result of the exercise of stock options.

We believe that our cash on hand and short-term investments together with funds generated from operations will be sufficient to meet our capital needs for at least the next twelve months.

We are the guarantor for CentrPort’s obligations under its lease for office space at 450 Post Road East, Westport, Connecticut, for 16,900 square feet, which expires on June 30, 2010, subject to renewal. As of March 31, 2004, the aggregate remaining base rent and estimated operating expenses due under this lease was $5.3 million, subject to adjustment in accordance with the terms of the lease. This balance will be reduced by approximately $0.8 million per year through June 30, 2010. The lease provides that once 50% of the original lease term has expired, which will occur in July 2005, this guaranty may be replaced with an irrevocable letter of credit in favor of the landlord in an amount not to exceed the remaining base rent. Upon expiration of 50% of the lease term, CentrPort is required to obtain such a letter of credit. Additionally, CentrPort has agreed to cooperate with us to secure our release from our guaranty prior to that time, if possible. In the event that CentrPort were to default on its lease obligation, we would be liable for the aggregate remaining base rent and operating expenses at the time of default by CentrPort. In the event of a default, we would take all appropriate action to be reimbursed for this liability.

We have considered the need to record a provision for this potential liability. Although we believe it is reasonably possible that an accrual of a loss contingency for the CentrPort lease guarantee in the future may be warranted, due to the significance of the uncertainties surrounding this matter, we believe the criteria to accrue a loss contingency under SFAS No. 5, Accounting for Loss Contingencies, which states that a loss contingency should be accrued when the loss contingency is probable and such amount is reasonable estimable, has not been met. For example, if CentrPort were sold, a portion of the proceeds could be used to satisfy all or some of this lease obligation which affects the amount and timing of any potential future liability. Other factors that add to the uncertainty of estimating any potential future loss contingency include CentrPort’s ability to obtain additional financing and the level of acceptance of their products and services by their current and potential clients. Accordingly, as of March 31, 2004, no provision has been recorded for this potential liability.

In October 2002, we established a program to repurchase over an eighteen month period up to $5.0 million of our common stock. The timing and amount of purchases will be dependent upon a number of factors, including the price and availability of our common stock, general market conditions and other uses of funds. The program expired in April 2004. In aggregate we have purchased 57,790 shares of common stock at an average price of $2.25 per share for a total cost of $0.1 million as of March 31, 2004.

Recently Issued Accounting Pronouncements

In December 2003, the FASB issued Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”). FIN 46R replaces the same titled FIN 46 that was issued in January 2003. FIN 46R requires the consolidation of a variable interest entity by a company that bears the majority of the risk of loss from the variable entity’s activities, is entitled to receive a majority of the variable interest entity’s residual returns or both. The provisions of this interpretation are effective for us beginning the first quarter of fiscal 2004. The adoption of this interpretation did not have a material effect on our consolidated financial statements or disclosures.